UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD
SPECIALIZED DISCLOSURE REPORT

Proterra Inc
___________________________________________________________________________
(Exact name of the registrant as specified in its charter)

Delaware                            001-39546

(State or other jurisdiction of incorporation)                 (Commission file number)

1815 Rollins Road, Burlingame, CA                     94010
____________________________________________________________________________
(Address of principle executive offices)                     (Zip code)

    (864) 438-0000
_____________________________________________________________________________
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed:

☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31.

Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended ___________.

Section 1 – Conflict Minerals Disclosure
Item 1.01 Conflict Minerals Disclosure and Report
A copy of the Conflict Minerals Report of Proterra Inc (“Proterra”) for the reporting period from January 1, 2022 to December 31, 2022 is filed as Exhibit 1.01 to this Specialized Disclosure Report on Form SD (this “Form SD”) and is incorporated by reference herein.

The reference to Proterra’s website is provided for convenience only, and its contents are not incorporated by reference into this Form SD and the Conflict Minerals Report nor deemed filed with the U.S. Securities and Exchange Commission.

Item 1.02 Exhibit

A copy of Proterra’s Conflict Minerals Report is filed as Exhibit 1.01 to this Form SD and is incorporated by reference herein.

Section 2 – Resource Extraction Issuer Disclosure
Item 2.01 Resource Extraction Issuer Disclosure and Report
Not applicable.

Section 3 – Exhibits
Items 3.01 Exhibits

Exhibit Number	Description of Document
1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.
Date: May 31, 2023

PROTERRA INC

By:	/s/ David S. Black
Name:	David S. Black
Title:	Chief Financial Officer